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                                                                   Exhibit 99.1


Firstmark Corp Announces Major Restructuring as a Result of Ordering and Industry Slowdown


News Release
February 7, 2003


RICHMOND, Va. - Firstmark Corp (OTC Bulletin Board: FIRM) announced on Friday that orders for the products of Firstmark Aerospace Corp. ("FAC"), the Company's aerospace manufacturing and repair subsidiary, pending on December 31, 2002 amounted to approximately $6 million which is 50% lower than orders pending on December 31, 2001 of $12 million. Additionally, the Company expects that revenues for 2003 will be approximately 40% lower than 2002 revenues of approximately $20 million.

"The commercial aerospace industry continues to be adversely affected by the dramatic and prolonged downturn in business that has followed the tragic events of September 11, 2001," stated H. William Coogan, Jr., Firstmark's Chairman. "In particular, significant cutbacks by first-tier commercial aerospace suppliers have resulted in the reduction and/or stretch-outs in the production requirements for certain of our aerospace subsidiary's products. In addition, Firstmark Aerospace's major customer has reduced its 2003 order forecast by more than 50% of 2002 orders as the major airlines continue to park airplanes and experience grave financial problems, as evidenced by the bankruptcy of US Air and United Airlines. These events have had a significant negative impact on aerospace component suppliers like FAC."

Firstmark Corp. is unable to predict or quantify with certainty the effect that these events will have on the future financial results of the Company. However, industry analysts do not expect any significant improvements until 2004.

In an effort to respond to these significant and adverse developments, on January 6, 2003, FAC implemented a major reorganization and downsizing plan. The plan included a reduction in force from 106 full-time employees to 60 full-time employees, after giving full effect to the downsizing that is a part of its reorganization plan. The reorganization also involved significant management changes, as well as redirection of sales and marketing efforts.

While the savings expected from the reorganization should be significant, preliminary forecasts indicate that additional cost reductions will be required if FAC is to achieve its objectives for fiscal 2003. Management is reviewing all available alternatives to increase profit and cash, which include asset sales, elimination of preferred dividends, and deregistering as a public company.

The Company also announced that effective February 6, 2003, the board of directors of FAC terminated the employment of Alireza Ezami as President of FAC for "cause," as defined in Mr. Ezami's employment and confidentiality agreement.
H. William Coogan, Jr., Chairman and

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CEO of Firstmark Corp. has assumed day-to-day operating responsibility at FAC.
As of February 7, 2003, Mr. Ezami continues to be a director of Firstmark Corp. and FAC.

Further, the Company anticipates having to make significant cash contributions to the Durham Pension Plan, which the Company assumed as part of the acquisition of the TES assets on July 9, 2002. The contributions, expected to total approximately $500,000, are required as a result of the continued decline in the stock market. None of the plan assets are invested in the stock of the Company or its predecessor.

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                           Forward-Looking Statements

This news release contains statements of a forward-looking nature relating to the future events or the future financial results of Firstmark Corp. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically and carefully consider a number of factors, which could cause actual events or results to differ materially from those indicated from such forward-looking statements. Considerations should include the airline industry in general, national and international events concerning the war on terrorism and the Company's ability to achieve the efficiencies contemplated from its restructuring plan.



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Contact:
H. William Coogan, Jr. (919) 956-4200